                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-79059

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                          PROSPECTUS SUPPLEMENT NO. 4
                      (To Prospectus Dated June 25, 1999)
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                                  $250,000,000

                          EXODUS COMMUNICATIONS, INC.

              5% Convertible Subordinated Notes Due March 15, 2006
                      and 5,473,150 shares of Common Stock
                     Issuable Upon Conversion of the Notes

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   This prospectus supplement relates to the resale by the holders of 5%
Convertible Subordinated Notes due March 15, 2006 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

   This prospectus supplement should be read in conjunction with the prospectus dated June 25, 1999 and the prospectus supplements dated July 6, 1999, August 5, 1999 and May 25, 2000, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

   The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

================================================================================
                   Principal Amount                                Common Stock
                       of Notes                                    Owned After
                     Beneficially   Common Stock Owned   Common     Completion
                      Owned and        Prior to the       Stock    of Offering
Name                 Offered (1)    Offering (1)(2)(3) Offered (2)     (3)
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
Lehman Bros.
 Inc..............     100,000            49,344         2,189        47,155
=================================================================================

(1)  Includes common stock into which the notes are convertible.
(2) Assumes a conversion price of 21.8926 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.
(3) Includes an additional number of shares of our common stock held by the security holder subject to the conversion of our 4 3/4% convertible subordinated notes due July 15, 2008 in an amount equal to the number set forth in the column entitled "Common Stock Owned After Completion of the Offering".

   Investing in our Common Stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus.

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   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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         The date of this prospectus supplement is September 18, 2000.